Exhibit 10.2

MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement (the "Agreement") is entered into as of September 15th, 2010 (the "Effective Date"), by and between Malemark, Inc., a Colorado corporation (the "Company"), and Accredited Members Holding Corporation, a Colorado corporation ("AMHC"). The Company and AMHC are referred to collectively herein as the "Parties."

WHEREAS, the Company desires to retain AMHC to provide management services to the Company in order to minimize the Company’s overhead, and AMHC desires to provide such services, in the manner and for the consideration set forth herein.

Now, therefore, in consideration of the obligations and covenants contained herein, the Parties agree as follows:

1.  Engagement of AMHC. The Company hereby engages AMHC, and AMHC hereby accepts such engagement, upon the terms and conditions set forth in this Agreement.

2.  Term/Termination.

(a)  Term. This Agreement will commence upon the Effective Date and terminate 12 months from the Effective Date (the "Term") or earlier pursuant to Section 2(b). The Term will be automatically renewed for successive six month periods, unless either party provides thirty days advance written notice of non-renewal.

(b)  Termination. Either party may terminate this Agreement by written notice to the other party if the other party is in material breach of any provision of this Agreement, and such breach is not cured to the reasonable satisfaction of the non-breaching party following 10 business days written notice of such material breach to the other party.  If no breach occurs, then this Agreement may only be terminated upon the mutual written consent of the Company and AMHC.

(c)  Effect of Termination. The Company's obligation to make payments hereunder shall cease upon the termination date, except that the Company shall pay AMHC all expenses AMHC incurred pursuant to Section 6 herein and fees earned prior to the termination date.

3.  Management Services. During the Term, AMHC agrees to provide the following services to the Company (all of such services and any additional services as shall be mutually agreed upon from time to time by the Company and AMHC, the "Services"):

(a)  Management Services. AMHC shall provide the senior financial management employees plus all support staff necessary for such senior financial management (the "AMHC Employees"). The AMHC Employees shall perform all services that would customarily be expected of the Company's senior financial management team, including, but not limited to, strategy, finance, shareholder relations, capital raising and accounting. This engagement will include the full take-over of all accounting and finance function (including billing, AR, AP, Payroll, Controller, CFO activities). Additional we will prepare a full financial forecasting/management model. We will document all processes and procedures so that a full-time staff/department can be transitioned in at some point.

(b)
Accounting and Financial Controls. AMHC shall establish and administer all accounting and financial procedures, controls and systems relating to the business or financial affairs of the Company, including, as may be directed by the Company’s Board, any filings in connection with registration of the Company’s securities with the Securities and Exchange Commission or any state regulatory authorities. AMHC shall perform all bookkeeping and accounting functions; establish and maintain all records required by law and by generally accepted accounting principles; prepare and file all tax returns and handle all tax-related matters; prepare, submit to the Company's Board of Directors for approval and implement the annual operating and capital budgets of the Company; and, perform, manage and/or coordinate any audits with respect to the Company. AMHC shall provide interim financial reporting regarding the Company's operations as shall be requested by the Company's Board of Directors from time to time.

(c)
The Scope of this engagement is to assist in the maintaining the financial records of the Company and assist in the creation and maintenance of detailed financial model. AMHC will also assist in the capital raising activities of the Company. We anticipate the scope of our engagement to include the following:

Provide CFO level services to support the Senior Management and Board of Directors, with a focus on strategic direction and assistance with capital funding needs.

Create and maintain a detailed financial model that will be used for strategic planning purposes, monthly financial management and presentation to potential investors as the business grows.

Provide Controller level support to oversee the daily and monthly accounting processes, undertake high level financial analysis, maintain and update the financial model as required and provide feedback to Senior Management.

Provide a qualified accountant on a regular basis to undertake the daily and monthly tasks currently undertaken by the.

Development and documentation of an efficient and effective accounting and finance function for the Company, with the intent of transitioning the accounting functions to permanent staff at the appropriate time.

Provision of resources sufficient to perform the services listed above.  These resources will be unlimited in order to accomplish the stated objectives of our services.

(d)    Human Resources. AMHC shall provide the Company with the benefits of its human resources expertise and experience, including, without limitation, management and employee training and payroll processing, including the processing of payroll taxes.

(e)     Corporate, Administrative and General Overhead. Malemark shall coordinate and manage all their corporate, administrative and general overhead services. AMHC will manage all shareholder and investor relations.  AMHC Employees shall conduct all road shows relating to capital raising efforts or investor relations matters, whether involving private placement or public offering. Additionally, if directed by the Company’s Board, AMHC will prepare any filings in connection with registration of the Company’s securities necessary or appropriate under federal and state law. Subject to the approval of the Company’s Board, AMHC shall coordinate and manage all legal matters of the Company.

(f)  Sales and Marketing will be managed by Malemark. AMHC will only be involved as it relates to the financial process.

(g)  Miscellaneous. AMHC shall provide to the Company such other services and benefits as the parties hereto shall mutually agree from time to time.

4.  Fees. The Company will pay AMHC a monthly fee (the "Management Fee") equal to $50,000 per month in Malemark common stock for the first three months of this contract, the fee will be calculated at .40 cents per share. Effective the first day of the fourth month or after the company has raised $500,000 the fee will be $25,000 in cash and $25,000 in Malemark common stock (.40 cent per share) per month for the Services rendered of this contract, payable on the 15th of each month for such month’s services(cash payment and/or stock certificate will be due), if such date is not a business day on the next business day thereafter (any such date, a "Payment Date"). The Management Fee shall be pro-rated in the event that the Services are not performed during any part of any such thirty day period. Any undisputed monthly Management Fee not paid when due shall bear interest at the rate of 12% per annum from the due date until paid in full.

5.  Reimbursement of Expenses. The Company shall reimburse AMHC for all ordinary and reasonable expenses incurred by AMHC and its officers, employees, representatives or agents (collectively, the "AMHC Affiliates") during the term of this Agreement in connection with the Services, including but not limited to expenses for travel, lodging and dining, provided that such expenses are in accordance with the Company's policies for its own employees and reasonably documented. The Company's Board of Directors shall determine, in its sole discretion, which expenses shall require the approval of a designated representative of the Board prior to being incurred. The Company shall reimburse AMHC for such expenses within thirty days after the Company's receipt from AMHC of an invoice itemizing such expenses and all appropriate supporting documentation. Any undisputed expense reimbursement not paid when due shall bear interest at the rate of 12% per annum from the due date until paid in full.

6.  Ownership of Work Product; Confidentiality.

(a)  Work Product Defined. The term "Work Product" means any and all ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents, copyrights, and all improvements, rights, and claims related to the foregoing that are conceived, developed, or reduced to practice by AMHC and/or the AMHC Affiliates alone or with others solely in the performance of work under this Agreement.

(b)  Disclosure. AMHC agrees to maintain adequate and current written records on the development of all Work Product and to disclose promptly to the Company all Work Product and relevant records, which records will remain the sole property of the Company.

(c)  Assignment. AMHC hereby assigns to the Company, without further consideration, its entire right, title, and interest (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to each Work Product, which shall be the sole property of the Company, whether or not patentable. In the event any Work Product shall be deemed by the Company to be patentable or otherwise registrable, AMHC shall assist the Company (at the Company's expense) in obtaining letters patent or other applicable registrations thereon and shall execute all documents and do all other things (including testifying at the Company's expense) necessary or proper to obtain letters patent or other applicable registrations thereon and to vest the Company, or any affiliated company specified by the Company, with 111 title thereto. Should the Company be unable to secure AMHC's signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Work Product, whether due to mental or physical incapacity of an AMHC Affiliate or any other cause, AMHC hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as AMHC's agent and attorney in fact, to act for and in AMHC's behalf and stead and to execute and file any such document, and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protections with the same force and effect as if executed and delivered by AMHC.

(d)  AMHC agrees and acknowledges that AMHC and the AMHC Affiliates have been and will be provided with proprietary information of the Company. "Proprietary Information" includes, but is not limited to, oral or written information related to the Company 's products or services as well as trade secrets, computer software, flow charts, manuals and documentation, databases, accounting and business methods, designs, technology, know-how, processes, formulas, compositions, data, techniques, improvements, inventions, new developments, methods and procedures (whether patentable or not and whether or not reduced to practice), works of authorship, other copyrightable works, business and product development plans, fees, costs and pricing structures, analyses, drawings, photographs and reports, customers and clients and customer or client lists and other information concerning the Company's actual or anticipated business, research or development, or which is received in confidence by or for the Company from any other person. As a condition to being furnished such Proprietary Information, AMHC agrees that any such information will be used solely for the purpose of performing the Services, and that such information will be kept confidential by AMHC and the AMHC Affiliates. If AMHC or any of the AMHC Affiliates are requested to disclose any Proprietary Information, AMHC shall promptly notify the Company to permit the Company to seek a protective order or take other appropriate action. AMHC shall also cooperate in the Company's efforts to obtain a protective order or other reasonable assurance that confidential treatment shall be accorded the Proprietary Information. If, in the absence of a protective order, AMHC or any of the AMHC Affiliates are compelled as a matter of law to disclose any Proprietary Information, AMHC shall use reasonable best efforts to obtain confidential treatment therefor. Upon the Company's written request, AMHC shall promptly destroy or redeliver to the Company all notes, computer files and other electronic media of any kind whatsoever and any other material containing or reflecting any Proprietary Information (whether prepared by the Company, AMHC or any of the AMHC Affiliates, or otherwise) and will not retain any copies, extracts or other reproductions in whole or in part of such written material. All files, documents, memoranda, notes and other records whatsoever prepared by you or for you based on the information in the Proprietary Information shall be destroyed, and such destruction shall be certified in writing to the Company.

(e)  AMHC agrees that the Company would suffer irreparable harm from any breach by AMHC or any of the AMHC Affiliates of this Section 6, that money damages may not be an adequate remedy for a breach of Section 6, and that the Company will be entitled to specific performance and injunctive relief as remedies for any violation. AMHC consents to the personal jurisdiction in any action brought in any court, state or federal, within the state of Colorado having subject matter jurisdiction in the matter.

7.  Standard of Care; Liability of AMHC. AMHC and the AMHC Affiliates shall use their best efforts to perform the Services in a professional manner consistent with industry standards and to the reasonable satisfaction of the Company's Board of Directors. Neither AMHC nor the AMHC Affiliates shall be liable to the Company for any error of judgment or mistake of law or any loss or damage arising from any act or omission of AMHC or any of such persons in the performance of its or their obligations hereunder, unless such loss or damage is the result of willful misconduct or gross negligence.

8.  Indemnity.

(a)  Except as prohibited by law, each party shall indemnify and hold harmless the other party and its members, managers, directors, officers, employees, representatives and agents (each being an "Indemnified Party”) on demand from and against any and all losses, claims, actions, proceedings, damages and liabilities (joint or several), costs or expenses (including reasonable attorneys' fees and expenses) (each, a "Loss," and, collectively, the "Losses") to which such Indemnified Party may become subject under any applicable law or as a result of any claim made by any third party or otherwise (a "Claim"), relating to, arising out of or in any way connected with the Services or any breach of this Agreement by the Company, in the case of indemnification of AMHC and its Indemnified Parties, and in the case of the Company and its Indemnified Parties, arising out of or in any way connected with the gross negligence or willful misconduct of AMHC or any of the AMHC Affiliates or AMHC 's breach of this Agreement.

(b)  The Company will have the option to assume the defense of a Claim, and, if it elects not to assume the defense, will reimburse any Indemnified Party for all Losses as they are incurred including Losses which are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or action or proceeding, or any action or proceeding arising therefrom (regardless of whether or not such Indemnified Party has been formally named a party to such claim, action or proceeding).

(c)  Without the prior written consent of the other party, which consent shall not be unreasonably withheld, the other party shall not enter into any settlement of a lawsuit, claim or other proceeding relating to or arising out of the Services.

(d)  If this Section 8 or any portion thereof is invalidated on any grounds by any court of competent jurisdiction, the Company or AMHC, as the case may be, shall nevertheless indemnify any person entitled to indemnification hereunder as to any Losses, paid or incurred by such person in connection with any actual, pending or threatened claim or action to the fullest extent permitted by any applicable portion of this Section 8 that is not invalidated and/or to the fullest extent permitted by applicable law.

(e)  Each of the parties agrees that it will not make under any circumstances, and that it will not cause its affiliates to make under any circumstances, any claim against any wrongful conduct (whether the claim therefore is based on contract, tort or duty imposed by law) in connection with, arising out of or in any way related to, the transactions contemplated by the relationship established by this Agreement, or any act, omission or event occurring in connection therewith.

9.  Warranty Against Prior Existing Restrictions. AMHC warrants and represents to the Company that neither AMHC nor any of the AMHC Affiliates is a party to any agreement prohibiting or restricting the performance of the Services required hereunder or pertaining to the use or disclosure of any information which directly or indirectly relates to the Company's business or the services to be performed hereunder. AMHC has not and will not use the confidential or proprietary information of any person or entity in performing the Services.

10.  Survival. The provisions of Sections 6, 7 and 8 shall survive termination of this Agreement.

11.  Independent Contractor. AMHC is an independent contractor and is not an agent or employee of, and has no authority to bind the Company by contract or otherwise. AMHC will perform the Services under the general direction of the Company, but AMHC will determine, in AMHC's sole discretion, the manner and means by which the Services are performed, subject to the requirement that AMHC shall at all times comply with applicable law. Neither AMHC nor any of the AMHC Affiliates are entitled to any of the benefits that the Company provides its employees including but not limited to vacation, sick leave, health insurance, life insurance, participation in Company's stock option plan, other than as may be set forth herein. Unless expressly authorized in writing by the Company, AMHC shall not contract for or incur any obligations in the name of, or for the account of, the Company, accept payment from any party of any obligation due the Company, or make any representation, guaranty or other agreement relating to the business of the Company. AMHC shall secure any and all licenses and permits required by it to perform services hereunder and shall comply with all ordinances, laws, orders, rules and regulations pertaining to the services provided hereunder. AMHC shall be solely responsible for and shall make proper and timely payment of (i) any taxes as a result of payments made to AMHC or any of the AMHC Affiliates by the Company and (ii) withholding taxes relating to wages and other benefits paid to AMHC or any of the AMHC Affiliates.

12.  Insurance. AMHC is solely responsible for securing and maintaining workers ' compensation insurance, if legally required, for its employees. AMHC, through AMHC or its affiliates, will obtain for itself and the AMHC Affiliates before providing any of the Services, at its own expense, any comprehensive General Liability insurance coverage for projects covered by this Agreement that the Company deems necessary.

13.  Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be delivered personally to the recipient, delivered by United States Post Office mail or nationally recognized overnight courier, by confirmed facsimile to the intended recipient at the facsimile number set forth therefor below (with hard copy to follow), or sent to the recipient by reputable express courier service (charges prepaid) and addressed to the intended recipient as set forth below:

if to AMHC:

Accredited Members Holding Corporation
2 North Cascade Ave, 14th Floor
Colorado Springs, CO 80906
Attention: JW Roth, Co-Chairman

if to the Company:

Malemark, Inc.
Colorado Springs, CO 80908
Attention:

or to such other address as the Party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such communication shall be deemed to have been duly given and received (i) when delivered, if personally delivered, (ii) the business day sent if sent by confirmed facsimile, (iii) the next business day following the date sent if sent or sent by overnight courier and (iv) on the fifth business day following the date posted if sent by mail.

14.  Entire Agreement. This Agreement contains the complete and exclusive expression of the agreement between the Company and AMHC with respect to the subject matter hereof and supersedes all other prior agreements and understandings, oral or written, between the Company and AMHC with respect hereto.

15.  Assignment. This Agreement shall not be assigned by any party without the consent of the other party.

16.  Benefits of Agreement. The terms and provisions of this Agreement shall be binding upon, and will inure to the benefit of, the Parties and their respective successors and permitted assigns.

17.  Amendments and Waivers. The terms and provisions of this Agreement shall not be modified, altered or otherwise amended, except pursuant to a writing signed by the parties. Any waiver by either party of a breach of any provision of this Agreement by the other party shall be in writing and shall not operate or be construed as a waiver of any other or subsequent breach by such other party.

18.  Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Colorado, without giving effect to conflicts of law principles. The parties hereby agree that any dispute or controversy arising out of or relating to this Agreement shall be settled by arbitration by a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association from time to time in force. The hearing on any such arbitration shall be held in the Denver, Colorado area. Any party may submit any dispute to arbitration by giving written notice to the other party to such dispute. Within twenty (20) business days after receipt of such notice, the parties shall mutually select an arbitrator. If the parties shall fail to reach agreement on an arbitrator, any party may request the American Arbitration Association to appoint the arbitrator (the agreed upon or appointed arbitrator, the "Arbitrator"). The Arbitrator may award the prevailing party (in the arbitration or in the court proceeding, as applicable) reasonable attorneys' fees, expert and nonexpert witness costs and expenses, and other costs and expenses incurred in connection with the arbitration, and the fees if the Arbitrator determines that a claim was not brought or prosecuted in good faith. The costs of the Arbitrator shall be borne by the nonprevailing party unless, in either case, the Arbitrator or the court, as the case may be, for good cause determines otherwise.

19.  Force Majeure. Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than non-payment) when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including, but not limited to, fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party.

20.  Headings. Section headings are used for convenience only and shall in no way affect the construction of this Agreement.

21.  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures on this Agreement shall be valid.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective authorized representatives as of the Effective Date.

AMHC

ACCREDITED MEMBERS HOLDING CORPORATION, a Colorado corporation

/s/ JW Roth
By:  JW Roth,Co-Chairman

THE COMPANY

Malemark, INC.,
a Colorado corporation

By:  //signed//
Name: